Exhibit 99.1
FOR IMMEDIATE
RELEASE:
July 12, 2011

MuniMae Announces Change in CFO

Resignation of David Kay and Appointment of Lisa Roberts as Chief Financial Officer

BALTIMORE, July 12, 2011 / PRNewswire via COMTEX – Municipal Mortgage & Equity, LLC (“MuniMae” or “the Company,” OTC: mmab.pk) today announced that David Kay, the Company’s Chief Financial Officer, is resigning effective August 23, 2011, after the Company concludes its second quarter earnings call.   Mr. Kay’s decision to leave the Company is the result of his desire to build a consulting practice with several colleagues with whom he worked prior to joining MuniMae coupled with completion of his primary objectives to complete the Company’s restatement and begin filing timely financial statements.  The timing of his departure will allow the Company to complete its June 30, 2011 Form 10-Q on time and will provide sufficient transition time for his responsibilities.

The Company is pleased to announce that Lisa Roberts will become its new Chief Financial Officer.   Ms. Roberts joined MuniMae with Mr. Kay in November 2007, serving as Corporate Controller and leading the Company's financial functions.

Commenting on the changes, Mike Falcone, the Company's Chief Executive Officer, stated, “Dave worked extraordinarily hard for us over the last several years to get our restatement completed and our filings current, and we wish him well in his new endeavor.  Lisa worked side by side with Dave during this time period and played a pivotal role in our efforts to complete the restatement and become a timely public filer.   She brings us both continuity and expertise and we are delighted that she has accepted our offer to become CFO."

Cautionary Statement Regarding Forward-Looking Statements

This Release contains forward-looking statements intended to qualify for the safe harbor contained in Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as "may," "will," "should," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "seek," "would," "could," and similar words or are made in connection with discussions of future operating or financial performance.

Forward-looking statements reflect our management's expectations at the date of this Release regarding future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ materially from what is anticipated in the forward-looking statements. There are many factors that could cause actual conditions, events or results to differ from those anticipated by the forward-looking statements contained in this Release. These factors include changes in market conditions that affect the willingness of potential investors or lenders to provide us with debt or equity, changes in market conditions that affect the value or marketability of assets we own, changes in market conditions or other factors that affect our access to cash that we may need to meet our commitments to other persons, changes in interest rates or other conditions that affect the value of mortgage loans we have made, changes in interest rates that affect our cost of funds, tax laws, environmental laws or other conditions that affect the value of the real estate underlying mortgage loans we own, and changes in tax laws or other things beyond our control that affect the tax benefits available to us and our investors. Readers are cautioned not to place undue reliance on forward-looking statements. We have not undertaken to update any forward-looking statements in this Release.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.
www.MuniMae.com

For more information:
Virginia Connolly, Investor Relations
(855) 650-6932